RESTATED BYLAWS of GRUPO SUPERVIELLE S.A.

FIRST: Inversiones y Participaciones S.A., a sociedad anónima governed by these bylaws and such legal rules and regulations as may be applicable, continues carrying on business under the name of “Grupo Supervielle S.A.”.

SECOND: The registered office of the corporation shall be located within the City of Buenos Aires.

THIRD: The duration of the corporation shall be 99 (ninety-nine) years as from the date of registration thereof with the Registro Público de Comercio [Public Registry of Commerce].

FOURTH: The purpose of the corporation shall be to do and perform in its own name or on behalf of, or otherwise associated with, any third party, whether within or without the country, the following acts and doings: Financial matters: Capital contributions either in cash or in kind to any legal entity already organized or to be organized in the future, whether under its control or not (subject to the limitations set forth by Section 30 and related sections of Argentine Law 19,550) or to individuals, and to buy notes, shares of stock, debentures and any kind of securities, grant any guarantees and/or other security, organize or transfer secured loans whether secured by any collateral or otherwise, except for any such acts is contemplated under the Argentine Law of Financial Entities and any other act which must be the subject of a public tender. The corporation may also exercise powers of attorney, representations and other agencies in relation to any kind of transactions which are contemplated in the purposes of the corporation, and manage and administer assets and businesses of corporations, individuals or other entities established within the country or abroad. The corporation will, in furtherance of the corporate purpose, have full legal capacity to enjoy rights, undertake obligations and to do and perform all and any acts other than those which are prohibited by law or by these bylaws.

FIFTH: The capital stock of the corporation shall amount to Pesos $ 456,722,322 represented by 61,738,188 book-entry Class A shares, with a par value of Peso one ($ l) each and entitling their holders to five (5) votes per share; and 394,984,134 book-entry Class B shares, with a par value of Peso one ($ l) each and entitling their holders to one (1) vote per share. The capital stock may be increased by resolution of the meeting of shareholders, up to five times the amount thereof pursuant to Section 188 of Argentine Law 19,550, provided that any such corporate action taken in order to increase the corporate capital stock shall be duly entered on notarial records as a public deed. As long as the corporation is duly authorized to publicly offer its shares, the corporate capital stock: (a) shall be in such an amount as shall result out of the subscription of the then most recently capital increase duly approved, provided that any development of the capital stock shall be reflected on the financial statements of the corporation; (b) may be increased, under Section 188 of Argentine Law 19,550, up to any amount upon resolution validly adopted by the annual meeting of the shareholders of the corporation, and no amendment shall be necessary to be made to the corporate bylaws. At the time of each capital increase, the terms of the shares to be issued in connection therewith shall be determined, provided that the power of issuance of any such shares in one single act or otherwise in a series of transactions, as well as the form and terms of payment thereof, may be delegated to the Board of Directors, whenever it may deem it suitable but in no case later than two years from the date of the meeting of shareholders. As long as the corporation is duly authorized to publicly offer its shares, the meeting of shareholders may approve the issuance of options in respect of any shares to be issued or convertible securities and delegate to the Board of Directors the determination of the terms and conditions of issuance thereof, any rights to be granted thereby, the pricing of the options and of the shares which may be purchased thereunder, and also any other matter which may be delegated to the board of directors pursuant to applicable law.

SIXTH: a) The shares of stock of the corporation may be common or preferred shares. Common shares may be issued in two classes: Class A and Class B. Class A shares entitle their holders to cast 5 (five) votes per share at all meetings of shareholders, unless otherwise provided for by law. Class B shares entitle their holders to cast l (one) vote per share at all meetings of shareholders. Preferred shares may be issued with or without voting rights and may also be divided into classes. At the time of exercising their voting rights (whether provisionally or permanently), preferred shares shall be respectively voted to such effect, as part of the class to which they belong. Preferred shares may entitle their holders to receive a preferred dividend, cumulative or noncumulative, pursuant to their terms of issuance. Further, an additional share in corporate profits may be determined. Upon any transfer of shares of the corporation or the occurrence of any event as a result of which the relevant qualification or shareholding thereof shall change, such circumstance shall be reported to the Central Bank of the Argentine Republic and to any other such agency as may be applicable. b) The board of directors shall, upon request of any holder of common Class A shares, convert the whole or a part of such holder's common Class B shares at a ratio of one Class B share per each Class A share of the corporation, provided, however, that the board of directors shall have prior to any such conversion verified that there is no restriction or other limitation to act in such respect. c) As long as the Company is authorized to make a public offering of its shares, Article 62 bis of the Capital Markets Law No. 26,831 will apply and the right to accretion will not apply. d) Class A special rights: The affirmative vote of two thirds of Class A Shares, notwithstanding any percentage of capital that such Class A shares may represent, shall be necessary for the corporation to take valid action on: (i) the consolidation of the corporation with any other entity; (ii) the voluntary dissolution of the corporation; (iii) the transfer of the registered office and/or fiscal domicile to a foreign jurisdiction; (iv) a material change of the corporate purpose. e) Duty of information: Any person who shall directly or indirectly acquire by any means or title any Class B shares or securities issued by the corporation which are convertible into Class B shares ("security" means for purposes hereof, without limitation, any debenture, corporate note and share coupon) as a result of which such person shall become entitled to control more than three per cent (3%) of Class B shares shall, no later than five (5) days as from any such purchase whereby said limit was exceeded, report such circumstance to the corporation, and otherwise comply with any other requirement as may be in effect according to capital markets applicable rules and regulations. The date of the transaction, price, number of shares so purchased and any intention of the buyer to purchase more shares or obtain the control of corporate decision rights given by Class B shares of the corporation shall also be reported. If buyer is composed of a group of individuals, the members of such group shall be identified. This information herein contemplated shall be given in connection with any purchase made after any relevant information was originally given, in case that the number of Class B shares reported on the last date on which any information was given shall again have been exceeded. (f) Payment of shares: Shares may be paid in whole or in part according to the provisions of Section 223 of Argentine Law 19,550, as amended or supplemented and pursuant to any other terms as the board of directors may determine; (g) Tender offers: Upon a tender offer of any class of ordinary shares of the Company, the difference in voting rights between one class and another of shares must be reasonably weighed for the purpose of determining the price to be offered to their holders.

SEVENTH: As long as the shares of the corporation are registered shares, share and interim certificates to be issued shall contain the information contemplated under Sections 211 and 212 of Argentine Law 19,550. A single share certificate may represent more than one share. The board of directors of the Corporation shall decide from time to time that shares of the Corporation shall be converted from registered shares to book-entry shares, in which case the register of shareholders of the corporation may be kept by the corporation or by any other entity, as the board of directors may determine.

EIGHT: In case of delay in payment of the capital stock, the board of directors is hereby empowered to proceed pursuant to the provisions of Section 193, last paragraph, of Argentine

Law 19,550.

NINTH: The business and affairs of the corporation shall be managed by a board of directors composed of such number of regular members as shall be fixed by the meeting of shareholders, provided that there will be not less than 3 (three) and not more than 9 (nine) members. The meeting of the shareholders may appoint an equal or lesser, number of alternate members who shall hold office for the same term than the regular members, and shall act in case of absence of any regular director for any reason, in the order of their appointment. In case that the meeting of shareholders shall resolve that less than 6 (six) regular members be appointed to the board, they shall hold office for a term of 2 (two) fiscal years and the staggered replacement of board members shall not apply. In case that the meeting of shareholders shall resolve that no less than 6 (six) but no more than 9 (nine) regular members be appointed to the board, (i) they shall hold office for a term of 2 (two)

fiscal years; and (ii) in case of an even board of directors, half of the members shall be replaced on an annual basis, or in case of an odd board of directors the whole number immediately below or immediately above the middle number, as may be applicable in each fiscal year on an alternate basis, shall be so replaced. If the meeting of shareholders shall resolve that 9 (nine) regular members be appointed: (i) they shall hold office for a term of 3 (three) fiscal years, and (ii) one third thereof shall be replaced on an annual basis. In all cases at least 3 (three) directors shall be replaced each time. The first meeting of shareholders which shall appoint 6 (six), 7 (seven) or 8 (eight) directors after the approval of the amendment to this section (notwithstanding such amendment may not be registered yet) shall resolve which new directors shall hold office for a term of one or of two fiscal years, in order to allow replacement of half of the members. The meeting of the shareholders which shall appoint 9 (nine) directors shall resolve which new directors shall hold office for a term of one, two or three fiscal years, in order to allow replacement of one third of board members. Directors shall, at the meeting held immediately after the meeting of shareholders at which directors were appointed, appoint among their number a Chairman and a Vice-Chairman and, if they deem it suitable, a First Vice-Chairman and a Second Vice-Chairman. The Vice-Chairman, or, if applicable, the First Vice-Chairman, shall act instead of the Chairman, and the Second Vice-Chairman shall act instead of the First Vice-Chairman in case of absence or incapacity. In case of failure to appoint any such directors, the board shall determine which director shall act as such. The board of directors shall take valid action with the presence of its members at the meeting or attending by any other means of communication which may allow them to hear, see and speak to each other simultaneously. In order to determine if the required quorum is present at any meetings, all members present thereat and those participating by means of remote communication may sign the minutes of the meeting, provided, however, that the failure to do so shall not affect the validity of the meeting and of any resolution duly adopted thereby. The minutes of the meeting shall include all statements made by the directors present and by those participating by means of remote communication, and shall also state their votes casted for or against each matter resolved thereby. The statutory auditors’ committee shall, through its representative at the meeting of the board of directors, state in the minutes of the meeting the name of the directors who may have participated by means of remote communication and the validity of all decisions taken thereat. The remuneration of the board of directors shall be fixed by the meeting of shareholders. All directors may be reelected. A meeting of the board of directors may be called by the chairman whenever he may deem it necessary, provided that provision of Section 267 of Argentine Law 19,550 shall in all cases be complied with. Any discussions shall be registered in a special minutes book, to be signed by the members present at the meeting. The meeting of shareholders may assign any duties to one or more directors individually or acting as special committees for purposes of Section 274, second paragraph, of Argentina Law 19,550.

TENTH: As security for the due performance of their duties as such, each regular director shall post a bond for the benefit of the corporation, in an amount to be determined by the meeting of shareholders, not less than such sum as may be established by applicable legal rules and regulations then in effect, provided that any such guarantee shall be created subject to the conditions and in the manner set forth by applicable law and regulations. Directors appointed as alternate members shall not be required to give any guarantee until the time that they shall actually hold office in substitution for any regular member, for such remaining term as may be applicable.

ELEVENTH: The Board of Directos shall be vested with the necessary authority to govern the company and dispose of its assets. To this end, the Board of Directors shall have the most ample powers to perform any acts or enter into any contracts in relation to the corporate purpose, including transactions with banks and any other official, private or hybrid lending entities, and any of the actions referred to in Article 375 of the Argentine Civil and Commercial Code, Article 9 of Decree Law 5695/63, and Articles 72 and 73 of the Argentine Criminal Code. The Board of Directors may, if such action is deemed advisable and necessary and / or legally applicable, decide to create and organize an executive committee and other board committees, establish their duties and limits to the activities thereof within the authority granted thereto pursuant to the corporate bylaws and applicable law, and establish the internal rules of such bodies. The Board of Directors may grant powers of attorney to one or more individuals, either members of the Board of not, in relation to any matters specifically set forth in their respective powers of attorney. Additionally, the Board of Directors may approve the issuance of negotiable obligations, without the need for a shareholders’ meeting in accordance with the provisions of Article 9 of Law No. 23,576 (as amended by Law No. 27,440), having the broadest powers to create global issuance programs and establish their terms and conditions (including, without limitation, its maximum amount) as well as to provide for the amendment of the term and the renewal of term, all without the need to require a delegation of powers to the shareholders’ meeting, and, in general approving the issuance of any other title, paper or instrument that admits the current or future national or foreign legislation.

TWELFTH: The chairman of the board shall be the representative of the Corporation. In case of absence or incapacity, the first or second vice chairman or such director as shall have been appointed under section Ninth shall act in his/her place without further action, and shall exercise all and any duties as are hereby granted to the chairman. In case of tie in any voting on matters submitted to the consideration of the board, the chairman, vice chairman or such director as sha11 have been appointed for .such purpose, when acting as a substitute for the chairman, shall have a casting vote.

THIRTEENTH: The statutory auditors' committee shall be a permanent body, responsible for the surveillance of the management actions of the Corporation. It shall have three (3) regular and three (3) alternate members, who shall hold office for a term of one (1) year and may be reelected. Their respective compensation shall be established by a shareholders’ meeting. Members of the statutory auditors’ committee shall be replaced in case of disability; absence or vacancy by any of the alternate members. The statutory auditors’ committee shall have the authority and powers conferred thereto under applicable law. It shall hold meetings not less than once every three (3) months. The attendance and favorable vote of not less than two (2) members shall be required for the committee to hold meetings and adopt resolutions,  notwithstanding any rights, powers and duties conferred by law to a dissenting member. Any resolutions adopted by the committee shall be recorded in a minutes book that shall be kept for such purpose. The statutory auditors’ committee may appoint one of its members as its representative, in particular in connection with the provisions of Section 294, paragraphs 3, 5 and 6, of Argentine Law No 19,550.

THIRTEENTH BIS: The audit committee contemplated under Argentine Law No 26,831, as amended and supplemented, shall be formed by not less than three directors, who shall he appointed by the board of directors from its own number by a plurality of votes. Directors knowledgeable about financial, accounting or business matters may be members of the committee. In case of a public offering of the Corporation's shares, the audit committee must have a majority of independent members, pursuant to the criteria established in this connection by the Rules of the Argentine Securities Commission and any applicable regulatory entities. In case of a substitution of arty directors, the Corporation shall take any actions necessary to ensure that a sufficient number of independent alternate directors will be available to act as members of the audit committee. Members of the audit committee shall, at their first meeting after the board meeting at which they were elected, appoint a chairman from their number, who shall have a casting vote in case of a vote tie on any matters submitted to their consideration. A quorum of not less than two members shall be required for the audit committee to hold meetings validly. In all events, resolutions shall be adopted by a majority of attending members: The committee may hold meetings validly if its members are physically present at the corporate principal place of business or, provided this is legally admissible, at any other place where they may agree to meet, either within the country or abroad, or else, when not physically present at any such place, if they are able to speak to and hear and see each other by means of any communication equipment allowing for a simultaneous transmission of sound, images and words. In such an event and in relation to quorum and majority' requirements, committee members taking part from a remote location shall be deemed to have been physically present at the meeting, and consequently the audit committee shall be able to hold meetings and conduct discussions with the presence of quorum and adopt resolutions validly by any means of remote communication. Meetings shall be held with the participation of the respective members attending either physically or remotely. In the latter case, the names of remote attendees shall be recorded in the respective minutes, and the physical presence of at least one of the Corporation’s statutory auditors, together with the Chairman of the Committee, shall be required to certify that the meeting was held and any resolutions were adopted in accordance with regular procedure. Within five days after a meeting is held the respective minutes shall be drawn up, transcribed in the audit committee minutes book and signed by any audit committee members physically present thereat and by the statutory auditors’ committee’s representative. Such representative shall sign the minutes in his / her own name and on behalf of any members not physically present at but attending the meeting remotely, with a specific indication in each case. In all events, whenever remote meetings are held by the committee the rules established for remote board meetings shall be observed for the implementation thereof. The committee shall establish its own internal rules, which shall be registered with the Public Registry of Commerce. The committee shall have the powers and duties contemplated in Section 110 of Argentine Law No 26,831 and the Rules (NT 2013) of the Argentina Securities and Exchange Commission as amended and supplemented, and also any other powers or duties that may be established in the future. The meeting of the shareholders may delegate the approval of the relevant budget of the committee to the board of directors.

THIRTEENTH TER: In case an extraordinary shareholders’ meeting resolves to carry on business without a statutory auditors’ committee in accordance with applicable law and in compliance with the requirements established by Section 79 of Executive Decree No 1023/2013 for this purpose, such same shareholders’ meeting shall determine the date as from which the statutory auditors’ committee shall be dissolved and cease in the performance of its duties, and it may decide that such cessation of duties shall occur immediately after notice of the decision adopted by the shareholders’ meeting has been received by the statutory auditors’ committee from the board of directors, or else subject that cessation to the expiration of a time period or satisfaction of a condition. If the statutory auditors’ committee is replaced by the audit committee, the audit committee shall, as a collective body, assume the same duties and powers that were performed by the statutory auditors’ committee at the time of such replacement.

FOURTEENTH: All meetings of shareholders shall be convened on first and second call at the same time pursuant to the procedure established for first-call meetings under Section 237 of Argentine Law No 19,550, notwithstanding any provisions contained therein in relation to unanimous meetings. A second-call meeting shall be held on the same day, one hour after the time set for the respective first-call meeting. For so long as the Corporation’s share are publicly offered, only ordinary shareholders’ meetings may be convened on first and second call at the same time.

FOURTEENTH BIS: The shareholders’ meetings may function with the shareholders and their representatives, and other participants present or communicated with each other by other means of simultaneous transmission of sound, images and words. For the purposes of determining the quorum, the shareholders or their representatives present and those shareholders or representatives who participate in a remote manner through the above specified technological means will be counted, whether being in the country or abroad. The minutes of the meeting  where shareholders, their representatives, and other participants participate in such manner will be written and signed within five days of the meeting by the chairman, by the the shareholders appointed for this purpose,  and by the representative of the Supervisory body, in accordance with current regulations. The minutes will record the statements of the shareholders, their representatives, and other participants present and those who are at a distance, as well as their votes in relation to each resolution passed. The Supervisory Committee, through its representatives at the shareholders’ meeting must record in the minutes the names of the shareholders, their representatives, and other participants who have participated remotely and the regularity of the decisiones made.

If meetings are held remotely, the provisions of current regulations will be fully complied with, and shareholders who wish to participate in person at the corporate headquarters must be assured that they can do so.

FIFTEENTH: Each subscribed ordinary share confers the right to cast from one (1) to five (5) votes, as determined upon the subscription of the initial capital, whenever a capital increase is considered by a shareholders’ meeting. Preferred shares may be issued with or without voting rights. For so long as the corporate shares are publicly offered, all ordinary shares issued after the relevant public offering authorization shall be entitled to one (1) vote per share, other than in the events authorized otherwise by applicable statutory rules. Except for the events contemplated in Section 241 of Argentine Law No 19,550, any Directors, managers and members of the Statutory Auditors’ Committee who are shareholders shall be able to vote as such at any shareholders’ meetings.

SIXTEENTH: Quorum and majority requirements shall be governed by Sections 243 and 244 of Argentine Law No 19,550, depending on the class of shareholders’ meeting, whether it is a first or second-call meeting and the matters to be transacted thereat, except for the quorum at second-call extraordinary meetings, which shall be deemed validly constituted whichever the number of voting shares present.

SEVENTEENTH: The fiscal year shall end on December 31 each year. The financial statements shall be prepared as of this date in accordance with applicable regulations and accounting technical rules. The closing date of the fiscal year may be modified by a shareholders’ meeting and the relevant resolution shall be registered with the public Registry of Commerce and informed to the enforcement authority.

EIGHTEENTH: Liquid and realized profits shall be allocated in the following order of priority: a) 5% (five per cent) up to 20% (twenty per cent) of the subscribed capital, to the legal reserve fund; b) to the remuneration of the board of directors and statutory auditors' committee; c) to the payment of dividends on preferred shares, prioritizing any unpaid cumulative dividends; d) any balance, in whole or in part, to an additional profit share to be distributed on preferred shares or to dividends on ordinary shares, or to an optional reserve or allowance fund, or to a new account or any use as determined by a shareholders’ meeting.

NINETEENTH: The Corporation may be liquidated by the board of directors or by one or more liquidators appointed by a shareholders’ meeting under the supervision of the statutory auditors’ committee. After liabilities have been paid and the capital reimbursed, any remaining amount shall be distributed to the shareholders subject to their respective priority rights as set forth in the preceding section.